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                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     EXHIBIT 5.1

                                   June 23, 2000

Inktomi Corporation
4100 E. Third Avenue
Foster City, CA  94404

     Re: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 21, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,769,524 shares of your Common Stock (the "Shares") under the Inktomi Corporation 1998 Nonstatutory Stock Option Plan, Inktomi Corporation 1998 Stock Option Plan and the Inktomi Corporation 1998 Employee Stock Purchase Plan (collectively the "Stock Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Stock Plans.

     It is our opinion that, when issued and sold in the manner described in the Stock Plans and pursuant to the agreements which accompany each grant under the Stock Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,


                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /S/ WILSON SONSINI GOODRICH & ROSATI